Exhibit 99.1

November 15, 2005	Contact Information:
For immediate release	Standard Aero Holdings, Inc
Investor_relations@standardaero.com
Standard Aero Holdings, Inc. Report of Third Quarter 2005 Results
San Antonio, Texas — November 15, 2005
Standard Aero Holdings, Inc. (Standard Aero), a leading independent provider of aftermarket maintenance, repair and overhaul (MRO) services for gas turbine engines used primarily for military, regional and business aircraft, today reported its summary results for the quarter ended September 30, 2005.
“We are pleased with the improvement in our performance during the quarter,” stated David Shaw, CEO of Standard Aero Holdings Inc. “Our third quarter revenues represent a 15% increase over second quarter results from improved revenues in our military markets including our new contracts with Battelle. The strengthened revenue performance combined with our cost reduction actions have resulted in a 33% quarter over quarter increase in our Adjusted EBITDA.”
Mr. Shaw added, “We have completed a review of our costs to support our current business and believe the cost reduction efforts and operating structure changes now completed will improve our long term competitiveness. We continue to actively seek new business by building on our position as a leading MRO provider for regional, military and business aircraft.”
Revenues
Revenues for the three months ended September 30, 2005 were $198.3 million, a decrease of $18.7 million or 9% compared to the three months ended September 30, 2004. This decrease was primarily attributable to a $19.9 million decline in revenue in our Aviation MRO segment. The Aviation MRO revenue decrease was due to a reduction in revenues from regional turbofan end users primarily as a result of reduced per-unit revenues on the AE3007 engine platform. The decline in revenues was partially offset by increases in revenue from turboprop and helicopter engine MRO services primarily attributable to increased utilization and revenues from new contracts. Revenue increased in our Redesign Services operating segment as we recorded revenues in the third quarter under our subcontract agreement with Battelle Columbus Operations to provide redesign services to the United States Air Force.
Revenues for the nine months ended September 30, 2005 were $557.5 million, a decrease of $27.4 million or 5% compared to the nine months ended September 30, 2004. This decrease was primarily due to decreased revenues for the AE3007 engine platform and a decrease in revenue to the United States military as a result of reduced operating tempo and funding.
Income from operations
Income from operations increased by $1.2 million or 9%, to $14.9 million for the three months ended September 30, 2005 compared to $13.7 million for the three months ended September 30, 2004. Income from operations for the nine months ended September 30, 2005 decreased by $11.5 million or 21% to $44.3 million compared to $55.8 million for the nine months ended September 30, 2004. The 2004 period was negatively impacted by fair value inventory and work in process adjustments and expenses associated with the Acquisition. Excluding those one-time costs, income from operations for the three and nine months ended September 30, 2004 would have been $23.7 million and $65.8 million respectively. Income from operations during the 2005 periods was negatively impacted by lower sales as described above, increased professional fees, expenses incurred during the period in connection with preparing our successful bid for the Battelle project, severance costs, management fees and increased amortization of our intangible assets. The increased amortization expense was driven primarily by the effect of purchase accounting associated with the Acquisition.

Net income
Net income for the three months ended September 30, 2005 was $2.9 million as compared to $7.4 million for the three months ended September 30, 2004. Net income for the nine months ended September 30, 2005 was $12.2 million as compared to $31.2 million for the nine months ended September 30, 2004.
Adjusted EBITDA
Adjusted EBITDA, as defined by our senior secured credit agreement, was $24.8 million for the three months ended September 30, 2005, a decrease of 19% compared to Adjusted EBITDA of $30.6 million for the three months ended September 30, 2004. Adjusted EBITDA was $68.7 million for the nine months ended September 30, 2005, a decrease of 17% compared to Adjusted EBITDA of $82.8 million for the nine months ended September 30, 2004. During the 2005 periods, Adjusted EBITDA was negatively impacted by volume decreases, increased professional fees and expenses incurred in preparing our successful bid for the Battelle project.
Information concerning Adjusted EBITDA has been included because we use this measure to evaluate its compliance with covenants under our senior secured credit agreement. We also believe that Adjusted EBITDA provides useful information regarding our ability to service and incur debt. Adjusted EBITDA is not a recognized term under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, net cash provided by operating activities or other measures prepared in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be an indicator of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to net income is provided below.
Indebtedness, Cash and Capital Expenditures
At September 30, 2005, our total indebtedness was $481.0 million and cash on hand was $6.5 million. Net capital expenditures during the nine months ended September 30, 2005 were $13.2 million, compared to $11.7 million during the nine months ended September 30, 2004.
Recent Developments
We generated approximately 36% and 31% of our revenues for the year ended December 31, 2004 and the nine months ended September 30, 2005 by providing MRO services to the United States Air Force as a subcontractor to Kelly Aviation Center, L.P., or KAC, a joint venture between Lockheed Martin and General Electric. The original subcontract was awarded in 1999 and ran through February 2006 and KAC previously exercised an option to extend the subcontract for one year to February 2007.
We believe that under the terms of the KAC subcontract, KAC is obligated to extend the subcontract through at least February 2009. KAC has informed us that they disagree with our interpretation of the subcontract and that at this time they do not intend to make a decision whether to exercise their option to extend the subcontract for periods beyond February 2007. In addition, KAC recently has added Rolls-Royce, the manufacturer of the T56 engines that we service under the subcontract and a competitor of ours in the T56 MRO business, as a minority partner of the joint venture. We are unable to predict the impact, if any, that the addition of Rolls-Royce to the joint venture will have on our relationship with KAC.
We are engaged in discussions with KAC in an attempt to resolve our dispute over the subcontract and intend to protect our rights under the subcontract. Additionally, we have been granted a temporary restraining order prohibiting KAC from disclosing certain of our confidential information and other intellectual property to any other party. There can be no assurance that any discussions that we may engage in with KAC or our other efforts will result in a satisfactory resolution of this dispute. The loss of the KAC subcontract could have a material adverse effect on our revenues.

During the third quarter of 2005, the company incurred restructuring costs of approximately $3.2 million. The Company instituted a restructuring program to specifically address volume reductions in certain of its engine programs and to rationalize, integrate and align our operations. The restructuring charge represents one-time termination payments for over 100 people. There are no further costs expected for this restructuring activity. At September 30, 2005 there is a liability associated with the restructuring charge in the amount of $1.9 million. This liability is expected to be fully paid by January 31, 2006.
Third Quarter 2005 Conference Call
Standard Aero Holdings, Inc will hold its third quarter 2005 conference call on Wednesday, November 16, 2005 at 11:00 am (New York City time). Call in details are as follows: 1-877-317-8409 reservation number 21269174.
A replay of the call will be available from 1:00 pm (New York City time) on November 16, 2005 until 1:00 am (New York City time) on November 23, 2005 by calling 1-800-558-5253, reservation number 21269174.
About Standard Aero Holdings, Inc
Standard Aero is one of the world’s largest independent providers of repair and overhaul services for small gas turbine engine and engine accessories. Standard Aero performs repair and overhaul on Rolls-Royce, General Electric, Pratt & Whitney Canada and Honeywell engines used in regional airlines, business aviation, military and government aircraft and in industrial applications. Standard Aero applies specialized MRO process redesign concepts to both its operations and those of its customers, providing the tools and training to drive profitable growth and improved business performance.
On August 24, 2004, Standard Aero acquired the MRO division of Dunlop Standard Aerospace Group Limited (Dunlop Standard) from Meggitt plc; this transaction is referred to in this release as the “Acquisition.” Results post Acquisition reflect the results of Standard Aero Holdings, Inc. while results pre Acquisition reflect the results of the MRO division of Dunlop Standard. Due to the change in ownership, and the resultant application of purchase accounting, Dunlop Standard pre-Acquisition combined financial statements and Standard Aero’s post-Acquisition consolidated financial statements have been prepared on different bases of accounting and are not necessarily comparable.
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Standard Aero Holdings, Inc. as of the date of the release, and Standard Aero Holdings, Inc. assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences, many of which are beyond the company’s control.

Standard Aero Holdings, Inc.
Condensed Consolidated and Combined Statements of Operations
(unaudited)

	Three months ended		August 25, 2004 to	July 1, 2004 to
	September 30, 2005	September 30, 2004	September 30, 2004	August 24, 2004
(In thousands)	(Successor)	(Combined)	(Successor)	(Predecessor)

Revenues	$198,267	$216,995	$75,478	$141,517
Operating expenses
Cost of revenues	165,735	186,035	64,645	121,390
Selling, general and administrative	12,032	15,969	8,092	7,877
Amortization of intangible assets	2,346	1,289	830	459
Restructuring costs	3,215	—	—	—

Total operating expenses	183,328	203,293	73,567	129,726

Income from operations	14,939	13,702	1,911	11,791
Interest expense	8,938	4,700	3,700	1,000

Income (loss) before income taxes	6,001	9,002	(1,789)	10,791
Income tax expense	3,059	1,633	229	1,404

Net income (loss)	$2,942	$7,369	$(2,018)	$9,387

	Nine months ended		August 25, 2004 to	January 1, 2004 to
	September 30, 2005	September 30, 2004	September 30, 2004	August 24, 2004
(In thousands)	(Successor)	(Combined)	(Successor)	(Predecessor)

Revenues	$557,462	$584,863	$75,478	$509,385
Operating expenses
Cost of revenues	465,304	488,013	64,645	423,368
Selling, general and administrative	37,427	38,409	8,092	30,317
Amortization of intangible assets	7,238	2,665	830	1,835
Restructuring costs	3,215	—	—	—

Total operating expenses	513,184	529,087	73,567	455,520

Income from operations	44,278	55,776	1,911	53,865
Interest expense	26,413	8,535	3,700	4,835

Income (loss) before income taxes	17,865	47,241	(1,789)	49,030
Income tax expense	5,646	16,051	229	15,822

Net income (loss)	$12,219	$31,190	$(2,018)	$33,208

Standard Aero Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30, 2005	December 31, 2004
(In thousands)	(Successor)	(Successor)

Assets
Current assets
Cash and cash equivalent	$6,485	$27,891
Accounts receivable (less allowance for doubtful accounts of $3,932 and $3,252 at December 31, 2004 and September 30, 2005, respectively)	118,605	111,992
Inventories	146,035	146,875
Prepaid expenses and other current assets	4,921	10,994
Income taxes receivable	7,587	4,563
Deferred income taxes	3,284	4,118

Total current assets	286,917	306,433

Deferred charges	18,859	21,215
Deferred income taxes	3,162	3,856
Property, plant and equipment, net	139,852	136,140
Intangible assets, net	227,771	237,280
Goodwill	240,490	240,490

Total assets	$917,051	$945,414

Liabilities and divisional equity
Current liabilities
Accounts payable	$86,166	$106,419
Other accrued liabilities	19,220	24,015
Due to related parties	3,940	2,808
Unearned revenue	8,499	12,519
Accrued warranty provision	5,193	6,907
Income taxes payable	7,277	8,608
Current portion of long-term debt	9,789	1,985

Total current liabilities	140,084	163,261

Deferred income taxes	83,144	84,522
Long-term debt	471,214	487,261

Total liabilities	694,442	735,044

Divisional equity
Common Stock (1,000 shares, par value $0.01)	—	—
Paid in capital	215,000	215,000
Retained earnings (deficit)	7,537	(4,682)
Accumulated other comprehensive income	72	52

Total equity	222,609	210,370

Total liabilities and divisional equity	$917,051	$945,414

Standard Aero Holdings, Inc
Condensed Consolidated and Combined Statements of Cash Flows
(unaudited)

	Nine months ended	Nine months ended	August 25, 2004 to	January 1, 2004 to
	September 30, 2005	September 30, 2004	September 30, 2004	August 24, 2004
	(Sucessor)	(Combined)	(Sucessor)	(Predeccessor)

Cash provided by (used in)
Operating activities
Net income for the period	$12,219	$31,190	$(2,018)	$33,208
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	18,964	16,884	2,655	14,229
Amortization of finance costs	2,356	584	221	363
Deferred income taxes	150	(8,760)	(3,479)	(5,281)
Other	48	—	—	—
Changes in assets and liabilities
Accounts receivable	(6,613)	(39,636)	(7,197)	(32,439)
Inventories	840	(21,036)	9,378	(30,414)
Prepaid expenses	1,040	(4,497)	(2,827)	(1,670)
Accounts payable and other accrued liabilities	(30,782)	60,047	3,273	56,774
Income taxes payable and receivable	(4,355)	(2,097)	(3,768)	1,671

Net cash provided by operating activities	(6,133)	32,679	(3,762)	36,441

Investing activities
Acquisition of intangibles — licenses	—	(123)	—	(123)
Acquisition of rental assets and spare engines	(13,040)	(10,011)	(225)	(9,786)
Acquisition of property, plant and equipment	(7,054)	(9,040)	(846)	(8,194)
Proceeds on disposal of rental assets and spare engines	6,828	7,376	983	6,393
Proceeds on disposal of property, plant and equipment	51	112	—	112
Acquisition of MRO Division of Dunlop Standard Aerospace Group Limited, net of cash acquired	—	(699,711)	(699,711)	—

Net cash used in investing activities	(13,215)	(675,697)	(699,799)	(11,598)

Financing activities
Repayment of long-term debt	(56,243)	(1,227)	(115)	(1,112)
Proceeds from issuance of debt	48,000	525,000	525,000	—
Issuance of common stock	—	215,000	215,000	—
Deferred financing charges	—	(23,714)	(23,714)	—
Change in due to (from) related parties	6,185	(10,729)	—	(10,729)

Net cash provided by (used in) financing activities	(2,058)	704,330	716,171	(11,841)

Net increase (decrease) in cash and cash equivalents	(21,406)	25,612	12,610	13,002
Cash and cash equivalents — beginning of period	27,891	22,698	35,700	22,698

Cash and cash equivalents — end of period	$6,485	$48,310	$48,310	$35,700

Standard Aero Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited)
Our Adjusted EBITDA is calculated as follows:

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
(In millions)	(Successor)	(Combined)	(Successor)	(Combined)

Net income	2.9	7.4	12.2	31.2
Add:
Depreciation and amortization	5.7	6.7	19.0	16.9
Interest expense	8.9	4.7	26.4	8.5
Provision for income taxes	3.1	1.6	5.6	16.1
Expenses associated with the Acquisition (1)	—	4.6	—	4.6
Effect of write-up of inventory and work in process (2)	—	5.4	—	5.4
Non-recurring expenses (3)	3.8	—	4.3	—
Management fee	0.4	0.1	1.1	0.1

Adjusted EBITDA	24.8	30.5	68.6	82.8

(1)	Standard Aero incurred approximately $4.6 million in fees and other expenses associated with negotiating, financing and consummating the Acquisition that were not capitalized as part of the purchase price or as deferred financing charges.

(2)	As a result of the Acquisition and the requirements of purchase accounting, our assets and liabilities, including the amounts recorded for inventory and work in process, were adjusted to their fair market values as of the closing date.

(3)	We incurred $3.4 million in employee exit costs during the period ended September 30, 2005. We have also incurred $0.8 million in costs associated with the exchange offer of our senior subordinated notes and $0.1 in other non-recurring costs.